Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

NioCorp Development, Ltd.

Centennial, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 8, 2021, relating to the consolidated financial statements of NioCorp Developments, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

November 2, 2021